Exhibit 99.1

Contact: Bob Marsocci

(310) 726-4656

The DIRECTV Group Elects Haim Saban to its Board of Directors

EL SEGUNDO, CA, December 7, 2004 -- The DIRECTV Group, Inc. (NYSE: DTV) announced today that Haim Saban, chairman and CEO of Saban Capital Group, Inc., has been elected to the Company's Board of Directors. Mr. Saban's appointment is effective immediately. The election of Mr. Saban increases the company's board to 11, a majority of whom are independent directors.

"Haim is a highly respected international businessman and his breadth of experience in building and overseeing successful media and entertainment companies will serve our Board and The DIRECTV Group shareholders well," said Rupert Murdoch, chairman of The DIRECTV Group.

Commenting on his election to The DIRECTV Group Board, Saban said, "DIRECTV is a great success story. As the leading brand in pay television, DIRECTV has changed the way people watch TV, and in just over 10 years has become a market leader in quality, service and technological advances. I am excited and honored to join the Board of this dynamic organization, and I look forward to sharing my experience and contributing to the future success of the company."

Mr. Saban, 60, has served as chairman and CEO of Saban Capital Group since 2001. He also currently serves as chairman of the Supervisory Board of the German broadcaster ProSiebenSat.1 Media AG and is a member of the Board of Directors of the French broadcaster Television Francaise 1. He previously served as chairman and CEO of Fox Family Worldwide from 1997 to 2001.

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation. For more information please visit www.directv.com.

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